Exhibit 3.1

EXECUTION VERSION

VERITONE, INC.

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

Veritone, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The original Certificate of Incorporation was filed with the Secretary of State of the State Delaware on June 13, 2014 under the name of Veritone Delaware, Inc. The Amended and Restated Certificate of Incorporation of Veritone, Inc. was filed with the Secretary of State of the State of Delaware on July 15, 2014.

2. The directors and stockholders of the corporation have duly adopted the Amended and Restated Certificate of Incorporation of Veritone, Inc. in the form attached hereto as Exhibit A in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

3. The Amended and Restated Certificate of Incorporation of the corporation is hereby amended and restated to read in its entirety as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, said corporation has caused this Amended and Restated Certificate of Incorporation to be signed this 15th day of August, 2016.

/s/ John M. Markovich
John M. Markovich,
Chief Financial Officer and Secretary

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VERITONE, INC.

FIRST

The name of this corporation is Veritone, Inc. (the “Company”).

SECOND

The address of the Company’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD

The nature of the business of the Company and the objects or purposes to be transacted, promoted or carried on by it are as follows: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“Delaware General Corporation Law”).

FOURTH

A. The aggregate number of shares that the Company shall have authority to issue is 50,000,000 shares of capital stock, consisting of 38,500,000 shares of Common Stock each with the par value of $0.001 per share, and 11,500,000 shares of Preferred Stock each with the par value of $0.001 per share. The Preferred Stock may be issued in one or more series, of which one such series shall be denominated the Series A Preferred Stock (the “Series A Preferred”) and one series shall be denominated the Series B Preferred Stock (the “Series B Preferred”). The Series A Preferred shall consist of 3,914,697 shares and the Series B Preferred shall consist of 3,092,781 shares. The remaining shares of Preferred Stock may be issued from time to time in one or more series. Subject to the protective provisions set forth in Section 4(d) of this Article Fourth, the board of directors of the Company (the “Board”) is expressly authorized to provide for the issue of any or all of the remaining unissued and undesignated shares of Preferred Stock in one or more series and to fix the number of shares and to determine for each such series the designations, rights, preferences, privileges, limitations or restrictions thereof, as shall be stated and expressed in a resolution or resolutions adopted by the Board providing for the issuance of such shares. Subject to the protective provisions set forth in Section 4(d) of this Article Fourth, the Board is also expressly authorized to increase or decrease (but not below the number of shares then outstanding) the number of shares of any series other than the Series A Preferred and the Series B Preferred subsequent to the issue of shares of that series. In case the number of shares of any such series shall be decreased, the shares constituting such decrease shall resume the status that they had prior to such decrease.

B. The terms and provisions of the Series A Preferred and the Series B Preferred are as follows, provided, however, that except as expressly set forth herein: (i) the holders of at least 65% of the then outstanding shares of the Series A Preferred may waive any of the rights, powers, preferences, or privileges applicable to all shares of the Series A Preferred set forth below, and (ii) the holders of an aggregate of at least 67% of the then outstanding shares of the Series B Preferred may waive any of the rights, powers, preferences, or privileges applicable to all shares of the Series B Preferred set forth below, each in any given instance without prejudice to such rights, powers, preferences, or privileges in any other instance, and any such waiver shall bind all future holders of the shares of Series A Preferred and Series B Preferred, as applicable:

1. Dividends.

(a) Treatment of Preferred. Except as otherwise provided in the following sentence, the Board is under no obligation to declare dividends, no rights shall accrue to the holders of Preferred Stock if dividends are not declared and any dividends declared shall be noncumulative. Notwithstanding the foregoing, no dividends other than those payable solely in Common Stock shall be paid (i) on any Common Stock unless and until such dividend is also paid on each outstanding share of Preferred Stock in an amount equal to or greater than the aggregate amount of dividends which would be payable on each share of Preferred Stock if, immediately prior to such dividend payment on Common Stock, such shares of Preferred Stock had been converted into Common Stock and (ii) on any Series A Preferred unless and until such dividend is also paid on each outstanding share of Series B Preferred in an amount equal to or greater than the aggregate amount of dividends which would be payable on each share of the Series A Preferred, when considered on an as-converted to Common Stock basis with respect to both series of Preferred Stock. In addition, if any dividends are paid on the Series B Preferred, no additional dividends on such shares shall be paid unless and until such dividend is also paid on each outstanding share of Series A Preferred in an amount equal to or greater than the aggregate amount of dividends which would be payable on each share of the Series B Preferred, when considered on an as-converted to Common Stock basis with respect to all such series of Preferred Stock. The Company shall make no Distribution (as defined below) to the holders of shares of Common Stock except in accordance with this Section 1(a).

(b) Distribution. “Distribution” means the transfer of cash or property without consideration, whether by way of dividend or otherwise, or the purchase of shares of the Company (other than in connection with the repurchase of shares of Common Stock issued to or held by employees, consultants, officers and directors upon or following termination of their employment or services pursuant to agreements providing for the right of said repurchase, which agreements were authorized by the approval of the Board or a committee thereof) for cash or property.

(c) Consent to Certain Repurchases. As authorized by Section 402.5(c) of the General Corporation Law of California, Sections 502 and 503 of the General Corporation Law of California, to the extent otherwise applicable, shall not apply with respect to Distributions made by the Company in connection with the repurchase of shares of capital stock issued to or held by employees, consultants, officers and directors upon or following the termination of their employment or services pursuant to agreements providing for the right of said repurchase, which agreements were authorized by the approval of the Board.

2. Liquidation Rights.

(a) Liquidation Preference. In the event of any Liquidation (as defined below), either voluntary or involuntary, (i) the holders of the Series B Preferred shall be entitled to receive, out of the assets of the Company, an amount equal to the Series B Liquidation Preference for each share of Series B Preferred before any payment shall be made or any assets distributed to the holders of the Series A Preferred or Common Stock, and (ii) the holders of the Series A Preferred shall be entitled to receive, out of the assets of the Company, an amount equal to the Series A Liquidation Preference for each share of Series A Preferred before any payment shall be made or any assets distributed to the holders of Common Stock. “Series A Liquidation Preference” shall mean, with respect to a share of Series A Preferred, the Original Series A Issue Price (as defined below) (as adjusted for stock dividends, splits, combinations, recapitalizations and the like with respect to the Series A Preferred) plus an amount equal to eight percent (8%) of such Original Series A Issue Price per annum and compounded annually on the anniversary of the date such share of Series A Preferred was issued plus declared or accumulated but unpaid dividends on such share. “Series B Liquidation Preference” shall mean, with respect to a share of Series B Preferred, the Original Series B Issue Price (as defined below) (as adjusted for stock dividends, splits, combinations, recapitalizations and the like with respect to the Series B Preferred) plus an amount equal to eight percent (8%) of such Original Series B Issue Price per annum and compounded annually on the anniversary of the date such share of Series B Preferred was issued plus declared or accumulated but unpaid dividends on such share. The “Series A Liquidation Preference” and the “Series B Liquidation Preference” are referenced herein from time to time as the “Liquidation Preference.” If upon the Liquidation, the assets to be distributed among the holders of the Series B Preferred are insufficient to permit the payment to such holders of the full Series B Liquidation Preference for their shares, then the entire assets of the Company legally available for distribution shall be distributed pro rata among the holders of the Series B Preferred based on the full amount of the Liquidation Preference payable to each holder in respect of their shares of Series B Preferred assuming such Liquidation Preference was paid in full. If upon the Liquidation and after payment of the Series B Liquidation Preference in full, the assets to be distributed among the holders of the Series A Preferred are insufficient to permit the payment to such holders of the full Series A Liquidation Preference for their shares, then the entire assets of the Company legally available for distribution (after payment of the Series B Liquidation Preference in full) shall be distributed pro rata among the holders of the Series A Preferred based on the full amount of the Liquidation Preference payable to each holder in respect of their shares of Series A Preferred assuming such Liquidation Preference was paid in full.

(b) Remaining Assets. After the payment to the holders of Preferred Stock of the full amount of the Liquidation Preference specified above, any remaining assets of the Company shall be distributed with equal priority and pro rata among the holders of the Company’s Common Stock and the Preferred Stock, treating in such circumstances the Preferred Stock as if it had been converted into Common Stock pursuant to the terms of this Certificate of Incorporation immediately prior to such Liquidation; provided that (i) if each share of Series A Preferred has received its Maximum Participation Amount, then each holder of Series A Preferred shall be entitled to receive upon such Liquidation, in respect of each share of Series A Preferred, the greater of (A) its Maximum Participation Amount and (B) the amount such holder would have received if all shares of Series A Preferred Stock had been converted into Common

Stock immediately prior to such Liquidation, and (ii) if each share of Series B Preferred has received its Maximum Participation Amount, then each holder of Series B Preferred shall be entitled to receive upon such Liquidation, in respect of each share of Series B Preferred, the greater of (A) its Maximum Participation Amount and (B) the amount such holder would have received if all shares of Series B Preferred Stock had been converted into Common Stock immediately prior to such Liquidation (in each case in clauses (i)(B) and (ii)(B), assuming that each other series of Preferred Stock has also been converted to Common Stock, but only to the extent it would be economically rational to do so, taking into consideration all Additional Consideration, as defined below, pursuant to Section 2(g)). With respect to any share of Preferred Stock, the “Maximum Participation Amount” shall mean an aggregate distribution of two (2) times the applicable Original Issue Price per share (taking into account both the distributions made pursuant to Section 2(a) above and this Section 2(b)). The “Original Issue Price” shall mean (x) with respect to the Series A Preferred, the Original Series A Issue Price, and (y) with respect to the Series B Preferred, the Original Series B Issue Price, in each case, as adjusted for stock dividends, splits, combinations, recapitalizations and the like with respect to such series of Preferred Stock.

(c) Liquidation. A “Liquidation” shall be deemed to be occasioned by, or to include, (i) the liquidation, dissolution or winding up of the Company, (ii) a sale, lease, exclusive license or other disposition, in a single transaction or series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation, or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries (except where such sale, lease, exclusive license, or other disposition is to a wholly owned subsidiary of the Company) or (iii) a merger, consolidation or acquisition in which (A) the Company is a constituent party or (B) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such transaction, except any such transaction described in this clause (iii) involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such transaction continue to represent, or are converted into or exchanged for shares of capital stock or equity interests that represent, immediately following such transaction more than 50% of the voting power of (1) the surviving, resulting or acquiring entity or (2) if the surviving, resulting or acquiring entity is a wholly owned subsidiary of another entity immediately following such transaction, the parent entity of such surviving, resulting or acquiring entity.

(d) Notices. The Company shall give each holder of record of Preferred Stock written notice of such impending Liquidation transaction not later than the earlier of (A) twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or (B) twenty (20) days prior to the closing of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Company shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Company has given the first notice provided for herein nor sooner than ten (10) days after the Company has given notice of any material changes provided for herein; provided, however, that such periods may be shortened or waived upon the written consent of the holders of each series of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent a majority of the voting power of all then outstanding shares of such series of Preferred Stock.

(e) Shares not Treated as Both Preferred Stock and Common Stock in any Distribution. Without limiting the rights of the Preferred Stock under Section 2(b), shares of Preferred Stock shall not be entitled to be converted into shares of Common Stock in order to participate in any distribution, or series of distributions, as shares of Common Stock, without first foregoing participation in the distribution, or series of distributions, as shares of Preferred Stock.

(f) The Company shall not have the power to effect a Liquidation referred to in Section 2(c)(iii)(A) unless the agreement or plan of merger or consolidation for such transaction (the “Acquisition Agreement”) provides that the consideration payable to the stockholders of the Company shall be allocated among the holders of capital stock of the Company in accordance with Sections 2(a) and 2(b).

(g) Allocation of Escrow and Contingent Consideration. In the event of a Liquidation pursuant to Section 2(c)(iii)(A), if any portion of the consideration payable to the stockholders of the Company is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Acquisition Agreement shall provide that (i) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Company in accordance with Sections 2(a) and 2(b) as if the Initial Consideration were the only consideration payable in connection with such Liquidation; and (ii) any Additional Consideration which becomes payable to the stockholders of the Company upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Company in accordance with Sections 2(b) and 2(b) after taking into account the previous payment of the Initial Consideration as part of the same transaction and recalculating whether any conversion of Preferred Stock to Common Stock, as provided in Section 2(b), would have been economically rational based upon the aggregate amount of the Initial Consideration plus and Additional Consideration which becomes payable to the stockholders of the Company upon satisfaction of such contingencies. For the purposes of this Section 2(g), consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Liquidation shall be deemed to be Additional Consideration.

(h) Supermajority Board Consent Required for Liquidation. In addition to any other consent or approval required pursuant to this Certificate of Incorporation, the Company shall not have the power to effect a Liquidation unless such Liquidation has been approved by directors representing at least 80% of the then-authorized total number of directors of the Company.

3. Conversion. The Preferred Stock shall have conversion rights as follows:

(a) Right to Convert.

(i) Each share of Series A Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for the Series A Preferred upon five (5) days’ prior written notice to the Company unless otherwise consented to by the Company. Each share of Series A Preferred shall be convertible into that number of fully-paid and nonassessable shares of Common Stock that is equal to the Series A Liquidation Preference divided by the Series A Conversion Price. The “Series A Conversion Price” shall initially be the Original Series A Issue Price, and shall be subject to adjustment as provided herein. The “Original Series A Issue Price” is $1.764706.

(ii) Each share of Series B Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for the Series B Preferred upon five (5) days’ prior written notice to the Company unless otherwise consented to by the Company. Each share of Series B Preferred shall be convertible into that number of fully-paid and nonassessable shares of Common Stock that is equal to the Series B Liquidation Preference divided by the Series B Conversion Price. The “Series B Conversion Price” shall initially be the Original Series B Issue Price, and shall be subject to adjustment as provided herein. The “Original Series B Issue Price” is $4.85.

(iii) “Conversion Price” shall mean (A) when used in reference to the Series A Preferred, the Series A Conversion Price, and (B) when used in reference to the Series B Preferred, the Series B Conversion Price.

(iv) For purposes of any conversion pursuant to this Section 3, the Series A Liquidation Preference and the Series B Liquidation Preference, as applicable, shall include the annual eight percent (8%) increase in such amounts provided in Section 2(a), pro-rated to the date of such conversion. Notwithstanding the foregoing, except in the case of actual conversion pursuant to this Section 3 or in the context of distribution of remaining assets pursuant to Section 2(b) in connection with an actual Liquidation, all other references in this Certificate of Incorporation to “as-converted to Common Stock basis” or similar phrases with respect to a share of Series A Preferred or Series B Preferred (including in the context of voting of the shares pursuant to Section 4 or otherwise providing approvals or consents when such voting, approvals or consents are to be on an as-converted to Common Stock basis) shall refer to an assumed conversion of such Preferred Stock into a number of shares of Common Stock determined by only compounding the eight percent (8%) increase on an annual basis, on the anniversary of the date such share was issued, without any pro ration for partial years.

(b) Automatic Conversion.

(i) Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price immediately upon (1) the affirmative vote of at least 65% of the then outstanding shares of Series A Preferred with respect to the Series A Preferred and the affirmative vote of at least 67% of the then outstanding shares of Series B Preferred with respect to the Series B Preferred, or (2) the consummation of a Qualified Public Offering. A “Qualified Public Offering” shall mean (a) an initial public offering of the Company’s Common Stock pursuant to a Registration Statement; (b) an offering of the Common Stock, relying on Regulation A under the Securities Act for exemption from the registration requirements of Section 5 thereof; (c) a distribution of equity securities of the

Company or its successor in connection with a Registration Statement; or (d) the issuance of equity securities in exchange for the Company’s equity securities in connection with the Company’s merger or reverse merger with another corporation, company, partnership, limited partnership, limited liability company or any other entity, provided that, in the case of clauses (a)–(d), results in the Common Stock or equity securities, as the case may be, being held by at least three hundred (300) round lot stockholders and the Common Stock or equity securities, as the case may be, shall be approved for listing on the Nasdaq Capital Market or any other nationally recognized U.S. securities exchange, and provided further that, in the case of clauses (a) and (b), results in gross proceeds to the Company of at least Fifteen Million Dollars ($15,000,000). In addition, a “Registration Statement” shall mean an offering circular or registration statement on Form S-1, Form 1-A, Form S-4, or another applicable form of offering circular or registration statement approved by the SEC for the nature of the Qualified Public Offering undertaken by the Company.

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon the conversion of a share of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay the fair market value cash equivalent of such fractional share as determined in good faith by the Board. For such purpose, all shares of Preferred Stock held by each holder shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, he shall surrender the Preferred Stock certificate or certificates, duly endorsed, at the office of the Company or of any transfer agent for the Preferred Stock (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate or the inability of such holder to provide or surrender such certificate), and shall give written notice to the Company at such office that such holder elects to convert such shares; provided, however, that in the event of an automatic conversion pursuant to Section 3(b) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided further, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless either the certificates evidencing such shares of Preferred Stock are delivered to the Company or its transfer agent as provided above (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate or the inability of such holder to provide or surrender such certificate).

The Company shall, as soon as practicable after delivery of the Preferred Stock certificates by the holder thereof registered on the stock records of the Company, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared or accumulated but unpaid dividends on the converted Preferred Stock, and a certificate for the number (if any) of the shares of Preferred

Stock represented by the surrendered certificate that were not converted into Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act or a Liquidation, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering or the closing of the Liquidation, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of the sale of such securities or the closing of the Liquidation.

(d) Adjustments to Conversion Price.

(i) Adjustments for Subdivisions or Combinations of Common. After the Series B Issue Date, if the outstanding shares of Common Stock shall be subdivided (by stock split, stock dividend or otherwise), into a greater number of shares of Common Stock, the applicable Conversion Price in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. After the Series B Issue Date, if the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the applicable Conversion Price in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(ii) Adjustment for Merger or Reorganization, Etc. Subject to the provisions of Section 2(a), if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Stock (but not the Series A Preferred or Series B Preferred, as applicable) is converted into or exchanged for securities, cash or other property (other than a transaction covered by the other provisions of this Section 3(d)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Preferred or Series B Preferred, as applicable, shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Company issuable upon conversion of one share of Series A Preferred or Series B Preferred, as applicable, immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 3 with respect to the rights and interests thereafter of the holders of the Series A Preferred or Series B Preferred, as applicable, to the end that the provisions set forth in this Section 3 (including provisions with respect to changes in and other adjustments of the applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred or Series B Preferred, as applicable. For the avoidance of doubt, nothing in this Section 3(d)(ii) shall be construed as preventing the holders of Preferred Stock from seeking any appraisal rights to which they are otherwise entitled under the Delaware General Corporation

Law in connection with a merger triggering an adjustment hereunder, nor shall this Section 3(d)(ii) be deemed conclusive evidence of the fair value of the shares of Preferred Stock in any such appraisal proceeding.

(iii) Adjustment for Certain Dividends and Distributions. In the event the Company at any time or from time to time after the Series B Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price for each series of Preferred Stock in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(A) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(B) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing (x) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price for each series of Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price for each series shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (y) that no such adjustment to the Conversion Price of the Series A Preferred or Series B Preferred, as applicable, shall be made if the holders of such series of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Common Stock on the date of such event.

(iv) Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time after the Series B Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of the Series A Preferred and Series B Preferred shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of the Series A Preferred and Series B Preferred had been converted into Common Stock on the date of such event.

(v) Adjustments for Dilutive Issuances.

(A) After the Series B Issue Date, if the Company shall issue or sell any shares of Common Stock (in each case as actually issued or, pursuant to paragraph (C) below, deemed to be issued) for a consideration per share less than the applicable Series A Conversion Price and/or Series B Conversion Price in effect immediately prior to such issue or sale, then immediately upon such issue or sale the applicable Series A Conversion Price and/or Series B Conversion Price, as the case may be, shall be reduced to a price (calculated to the nearest cent) determined by multiplying such prior Series A Conversion Price or Series B Conversion Price, as applicable, by a fraction, the numerator of which shall be the number of shares of “Calculated Securities” (defined below) outstanding immediately prior to such issue or sale plus the number of shares of Common Stock that the aggregate consideration received by the Company for the total number of shares of Common Stock so issued or sold would purchase at such prior Series A Conversion Price or Series B Conversion Price, as applicable, and the denominator of which shall be the number of shares of Calculated Securities outstanding immediately prior to such issue or sale plus the number of shares of Common Stock so issued or sold. “Calculated Securities” means (i) all shares of Common Stock actually outstanding; (ii) all shares of Common Stock issuable upon conversion of the then outstanding Preferred Stock (without giving effect to any adjustments to the conversion price of any series of Preferred Stock as a result of such issuance); and (iii) all shares of Common Stock issuable upon exercise and/or conversion of outstanding options, warrants or other rights for the purchase of shares of stock.

(B) For the purposes of paragraph (A) above, none of the following issuances shall be considered the issuance or sale of Common Stock for purposes of this Section 3(d)(v) with respect to a particular series of Preferred Stock:

(1) The issuance of Common Stock upon the conversion of any Convertible Securities outstanding on the date of first issuance of the Series B Preferred (the “Series B Issue Date”) (to the extent disclosed in the purchase agreement for the Series B Preferred issued on the Series B Issue Date (as amended from time to time in accordance with its terms, the “Series B Purchase Agreement”)). “Convertible Securities” shall mean any bonds, debentures, notes or other evidences of indebtedness, and any options, warrants, shares or any other securities convertible into, exercisable for, or exchangeable for Common Stock; provided, however, that the term “Convertible Securities” shall not include any securities referenced in Section 3(d)(v)(B)(3) below.

(2) The issuance of any Common Stock or Convertible Securities as a dividend on such series of Preferred Stock or pursuant to which an adjustment is made to such series of Preferred Stock under any other subsection of this Section 3(d).

(3) The issuance of any Common Stock upon conversion or exercise of any Convertible Securities in accordance with their terms after they have been deemed to have been issued pursuant to subparagraph (C)(2) below.

(4) The issuance of shares of Common Stock (or options to purchase shares of Common Stock) to employees, directors or consultants of the

Company under a stock plan (including a stock option plan or other incentive or benefit plan) or agreement (i) outstanding on the Series B Issue Date (to the extent disclosed in the Series B Purchase Agreement) or (ii) approved by the Board after the Series B Issue Date.

(5) The issuance of shares of Common Stock or Convertible Securities to lenders, financial institutions, equipment lessors, or real estate lessors in connection with a bona fide borrowing or leasing transaction approved by the Board.

(6) The issuance of Common Stock or Convertible Securities pursuant to (i) the acquisition of another business, whether by merger or purchase of shares or substantially all assets relating to such business, or other reorganization whereby the Company or its shareholders own not less than a majority of the voting power of the surviving or successor business or (ii) the acquisition of technology or other intellectual property by outright purchase or exclusive license.

(7) shares of Common Stock issued in transactions of primarily a strategic not financial nature, as determined by the Board;

(8) shares of Common Stock issued to suppliers of goods or services to the Company or a subsidiary thereof, pursuant to transactions approved by the Board;

(9) shares of Common Stock issued in connection with a Qualified Public Offering; or

(10) shares of Common Stock that are otherwise specifically excluded from the adjustment provisions of this Section 3(d)(v) by vote or written consent of a majority of all of the outstanding Preferred Stock, voting together as a single class on an as-converted to Common Stock basis.

(C) For the purposes of paragraph (A) above, the following subparagraphs (1) to (3), inclusive, shall also be applicable:

(1) In case at any time the Company shall issue or grant any rights to subscribe for, or any rights or options to purchase, Convertible Securities, whether or not such rights or options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such rights or options or upon conversion or exchange of such Convertible Securities (determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the granting of such rights or options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of such rights or options, plus, in the case of any such rights or options which relate to such Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such rights or options) shall be less than the Series A Conversion Price or Series B Conversion Price, as applicable, in effect immediately prior to the time of the granting of such rights or options, then the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such rights or options shall (as of the date of granting of such rights or options) be deemed to be outstanding and to have been issued for such price per share with respect to such applicable series of Preferred Stock.

(2) In case at any time the Company shall issue or sell any Convertible Securities, whether or not the rights to acquire, convert or exchange thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such exercise, conversion or exchange (determined by dividing (x) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise, conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities) shall be less than the Series A Conversion Price or Series B Conversion Price, as applicable, in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon exercise, conversion or exchange of such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed to be outstanding and to have been issued for such price per share with respect to such applicable series of Preferred Stock, provided that if any such issue or sale of such Convertible Securities is made upon exercise of any rights to subscribe for or to purchase or any option to purchase any such Convertible Securities for which adjustments of the conversion price have been or are to be made pursuant to other provisions of this paragraph (C), no further adjustment of the conversion price shall be made by reason of such issue or sale.

(3) In case at any time any shares of Common Stock or Convertible Securities or any rights or options to purchase any such Common Stock, or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor. In case any shares of Common Stock or Convertible Securities or any rights or options to purchase any such Common Stock or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board. In case any shares of Common Stock or Convertible Securities or any rights or options to purchase any such Common Stock or Convertible Securities shall be issued in connection with any merger of another corporation into the Company, the amount of consideration therefor shall be deemed to be the fair value of the assets of such merged corporation as determined in good faith by the Board after deducting therefrom (A) all cash and other consideration (if any) paid by the Company in connection with such merger and (B) all debt and other obligations assumed as part of such merger.

(e) When De Minimis Adjustments May Be Deferred. No adjustment in the Conversion Price will be made unless the adjustment would require an increase or decrease of at least 1% in the applicable Conversion Price. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Article Fourth shall be made to the nearest 1/10th of a cent or to the nearest 1/10th of a share, as the case may be.

(f) No Impairment. Except to the extent expressly permitted herein, the Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Article Fourth by the Company, but will at all times in good faith assist in carrying out of all the provision of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

(g) Certificate of Adjustments. Upon the occurrence of each adjustment of the applicable Conversion Price pursuant to this Section 3, the Company at its expense shall promptly compute such adjustment and furnish to each holder of Preferred Stock a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based. The Company shall, upon the written request at any time of any holder of Preferred Stock, furnish to such holder a like certificate setting forth (i) any and all adjustments made to the Preferred Stock since the date of the first issuance of such Preferred Stock, (ii) the applicable Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such Preferred Stock.

(h) Notices of Record Date. In the event that the Company shall propose at any time (i) to declare any dividend or Distribution; (ii) to effect any reclassification or recapitalization; or (iii) to effect a Liquidation; then, in connection with each such event, the Company shall send to the holders of the Preferred Stock at least 20 days’ prior written notice of the date on which a record shall be taken for such dividend, Distribution or subscription rights (and specifying the date on which the holders of stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in clauses (ii) and (iii) above.

(i) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in reasonable best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the applicable Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of any series of Preferred Stock, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

4. Voting.

(a) General. Except as otherwise expressly provided herein or as required by law, the holders of Series A Preferred, the holders of Series B Preferred and the holders of Common Stock shall vote together and not as separate classes; provided, however, that, except as otherwise required by law or as otherwise provided in Section 4(d)(iv) herein, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the Delaware General Corporation Law. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Company representing a majority of the votes represented by all outstanding shares of capital stock of the Company entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

(b) Preferred Stock. Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock held by such holder of Preferred Stock could then be converted. The holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. The holders of the Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred and Series B Preferred held by each holder could be converted), shall be disregarded.

(c) Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

(d) Protective Provisions.

(i) After August 15, 2018, any of the following actions (whether directly or indirectly, by amendment, merger, consolidation, or otherwise) by the Company will require (in addition to any other vote required by law or the Certificate of Incorporation) the prior approval of (1) holders of at least 65% of the then outstanding shares of Series A Preferred, so long as there remains issued and outstanding at least (x) 1,416,667 shares in the aggregate of Series A Preferred (as such numbers are adjusted for stock dividends, splits, combinations, recapitalizations and the like with respect to such Preferred Stock), and (2) holders of at least 67% of the then outstanding shares of Series B Preferred, so long as at least 773,195 shares of Series B Preferred (as adjusted for stock dividends, splits, combinations, recapitalizations and the like with respect to the Series B Preferred) remain issued and outstanding:

(A) increasing or decreasing the authorized number of directors;

(B) authorizing, creating or issuing any debt exceeding $5 million in the aggregate at any time outstanding (for the avoidance of doubt, “debt” shall not include ordinary course accounts payable);

(C) purchasing or redeeming (or permitting any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Company other than (i) redemptions of or dividends or distributions on the Preferred Stock as expressly authorized herein, (ii) subject to Section 1, dividends or other distributions payable on the Series A Preferred or Common Stock solely in the form of additional shares of Common Stock and (iii) repurchases of shares of Common Stock issued to employees, officers, directors and consultants upon termination of employment or services pursuant to agreements providing for the right of repurchase;

(D) declaring or paying cash dividends;

(E) a Liquidation, or any merger, sale of assets, licensing of substantially all intellectual property outside the ordinary course of business, or other corporate reorganization, sale or acquisition involving the Company;

(F) entering into or modifying any agreement, transaction or arrangement with any officer or director, except for customary compensation or benefit arrangements;

(G) amending any existing equity incentive plan or approving new equity incentive plans; or

(H) amending the Certificate of Incorporation.

(ii) So long as at least 1,416,667 shares of Series A Preferred (as adjusted for stock dividends, splits, combinations, recapitalizations and the like with respect to the Series A Preferred) remain issued and outstanding, the approval of holders of at least 65% of the then outstanding shares of Series A Preferred, voting as a single class, shall be required in order for the Company to take any action (whether directly or indirectly, by amendment, merger, consolidation, or otherwise) on the following matter:

(A) amending or repealing any provision of the Certificate of Incorporation or Bylaws of the Company in a manner that adversely affects the powers, rights, preferences or privileges of the Series A Preferred, except as permitted in Section 4(d)(iv) below.

(iii) So long as at least 773,195 shares of Series B Preferred (as adjusted for stock dividends, splits, combinations, recapitalizations and the like with respect to the Series B Preferred) remain issued and outstanding, the approval of holders of at least 67% of the then outstanding shares of Series B Preferred, voting as a single class, shall be required in order for the Company to take any action (whether directly or indirectly, by amendment, merger, consolidation, or otherwise) on the following matter:

(A) amending or repealing any provision of the Certificate of Incorporation or Bylaws of the Company in a manner that adversely affects the powers, rights, preferences or privileges of the Series B Preferred, except as permitted in Section 4(d)(iv) below.

(iv) Notwithstanding anything to the contrary herein, until August 15, 2018, any amendment and/or restatement of the Certificate of Incorporation necessary to create new classes or series of capital stock with rights, preferences or privileges on parity with or senior or junior to the Series A Preferred and the Series B Preferred shall not require any separate class vote of the Series A Preferred or Series B Preferred provided that the Series A Preferred and Series B Preferred are treated the same with respect to such new class or series and the rights, preferences and privileges of the Series A Preferred and the Series B Preferred are not otherwise affected. Without limiting the foregoing, until August 15, 2018, the amendments to the Certificate of Incorporation that may be permitted without the class vote of the Series A Preferred and Series B Preferred shall also include any forward or reverse stock split that is applied to all of the outstanding Preferred Stock and Common Stock. So long as at least 773,195 shares of Series B Preferred (as adjusted for stock dividends, splits, combinations, recapitalizations and the like with respect to the Series B Preferred) remain issued and outstanding, the approval of the holders of a majority of the then outstanding shares of Series B Preferred, voting as a single class, shall be required in order for the Company to amend this Section 4(d)(iv).

(e) Election of Directors.

(i) Prior to the Series B Issue Date, the number of directors shall be determined in accordance with and in the manner set forth in the Company’s bylaws, and such directors shall be elected by the holders of the Common Stock and the Preferred Stock, voting together as a single class on an as-converted to Common Stock basis.

(ii) From and after the Series B Issue Date, the authorized number of directors shall be five (5), and (A) so long as there remains issued and outstanding at least 1,416,667 shares in the aggregate of Series A Preferred (as such numbers are adjusted for stock dividends, splits, combinations, recapitalizations and the like with respect to such Preferred Stock), the holders of the Series A Preferred, voting separately as a single class, shall be entitled to elect one (1) director; (B) so long as at least 773,195 shares of Series B Preferred (as adjusted for stock dividends, splits, combinations, recapitalizations and the like with respect to the Series B Preferred) remain issued and outstanding, the holders of the Series B Preferred, voting separately as a single class, shall be entitled to elect two (2) directors; and (C) holders of the Common Stock, voting separately as a single class, shall be entitled to elect two (2) directors. Any vacancies on the Board shall be filled by vote of the holders of the class or series that elected the director whose absence created such vacancy. If, at any time, less than the minimum number of shares of Series A Preferred and/or Series B Preferred Stock required by the first sentence of this paragraph remain outstanding, then the holders of the Common Stock and the Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, shall be entitled to elect the directors who were to have been elected by the holders of the Series A Preferred and/or the Series B Preferred, as applicable.

(iii) There shall be no cumulative voting.

5. Redemption.

(a) At any time following the fifth (5th) anniversary of the Series B Issue Date, the holders of the Series B Preferred may request that all of the shares of Series B Preferred held by them be redeemed, to the extent permitted by Delaware law (and, to the extent applicable, the laws of California or other jurisdictions) governing distributions to stockholders, by delivering to the Company a written request signed by the holders of at least 67% of the then outstanding shares of Series B Preferred (such written request, the “Redemption Request,” and such holders, the “Initiating Holders”). Upon receipt of such Redemption Request, the Company shall redeem, to the extent permitted by Delaware law (and, to the extent applicable, the laws of California or other jurisdictions) governing distributions to stockholders, no later than the later of (x) forty (40) days after determination of the Redemption Price and (y) six (6) months after the Redemption Request and no earlier than twenty (20) days after the date of the Redemption Notice (as defined below) (the date of redemption, the “Redemption Date”), all of the shares of Series B Preferred held by the Initiating Holders and all of the shares of Series B held by any Joining Holders (as defined below), by paying in cash the Redemption Price per share. “Redemption Price” shall mean an amount equal to the greater of (i) the Series B Liquidation Preference and (ii) the price per share of Series B Preferred (A) mutually agreed upon by the Company and the Initiating Holders or (B) determined by an independent third-party appraiser mutually selected by the Company and the Initiating Holders. The Redemption Price shall be paid as follows: (I) one-third shall be paid in cash on the Redemption Date and (II) the remainder shall be paid by delivery of a promissory note on the Redemption Date in substantially the form attached as an exhibit to the Series B Purchase Agreement (the “Redemption Notes”).

(b) Upon receipt of such Redemption Request and after determination of the Redemption Price, the Company shall send a written notice to each holder of record of the Series B Preferred, at the address last shown on the records of the Company, notifying such holder of the redemption to be effected, specifying the number of shares held by such holder which may be redeemed, the Redemption Date and the Redemption Price (the “Redemption Notice”). The Redemption Notice shall also call upon each holder, who is not an Initiating Holder but wishes to have his, her or its shares of Series B Preferred redeemed, to deliver to the Company, within fifteen (15) days of the date of the Redemption Notice, a written request to redeem such holder’s shares of Series B Preferred and surrender to the Company, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (any such holder, who timely delivers such a written request to the Company, a “Joining Holder”). Except as provided in subsection 5(c), (i) upon delivery thereof to the Company, a request of a Joining Holder to redeem his, her or its shares of Series B Preferred, and each Redemption Request, shall be irrevocable without the consent of the Company and (ii) on or after the Redemption Date, the Initiating Holders and the Joining Holders shall surrender to the Company the certificate or certificates representing the shares of Series B Preferred redeemed pursuant to this Section 5 in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled.

(c) Upon receipt of a Redemption Request, the Company shall apply all of its assets to any such redemption, and to no other corporate purpose, except to the extent prohibited by Delaware law (and, to the extent applicable, the laws of California or other jurisdictions) governing distributions to stockholders. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the Initiating Holders and the Joining Holders with respect to their shares of Series B Preferred (except the right to receive the Redemption Price upon surrender of their certificate or certificates) shall cease, and such shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever. If the funds of the Company legally available for redemption of shares of Series B Preferred on any Redemption Date are insufficient to redeem the total number of shares of Series B Preferred to be redeemed on such date, by payment of the first installment due on such shares, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series B Preferred. The shares of Series B Preferred not redeemed shall remain outstanding and entitled to all the rights, preferences and privileges provided in this Amended and Restated Certificate of Incorporation. At any time thereafter when additional funds of the Company are legally available for the redemption of shares of Series B Preferred, such funds will immediately be used to redeem the balance of the shares which the Company has become obliged to redeem on any Redemption Date but which it has not redeemed.

(d) At the Company’s option, upon receipt of a Redemption Request, the Company may require that all shares of Series B Preferred Stock, whether held by the Initiating Holders or otherwise, be redeemed. In the event that it elects such option, (i) the Company shall send, at any after determination of the applicable Redemption Price and no later than ten (10) days prior to the applicable Redemption Date, a written notice to each holder of record of the Series B Preferred of the redemption to be effected and providing the same information as required in a Redemption Notice under Section 5(b) and (ii) the shares of Series B Preferred held by all such holders shall be redeemed pursuant to this Section 5 as if each such holder were a Joining Holder.

(e) The Series A Preferred will have a similar redemption right after the fifth (5th) anniversary of the Series B Issue Date, except that the percentage of holders required to request redemption shall be the holders of 65% of the Series A Preferred. If and to the extent that the holders of the Series B Preferred requests redemption of its shares pursuant to this Section 5 on or prior to the Redemption Date applicable to the Series A Preferred, then the redemption of the shares of Series A Preferred shall be delayed until all shares of Series B Preferred held by Initiating Holders and Joining Holders (and, if the Company has exercised its option pursuant to Section 5(d), all other holders of Series B Preferred Stock) are first redeemed in accordance with this Section 5 and all Redemption Notes with respect to the Series B Preferred have been indefeasibly paid in full.

(f) If and to the extent that any series of Preferred Stock has requested redemption pursuant to this Section 5, notice of such request will be given to all other series of Preferred Stock as soon as practicable after receipt of such request, and in any event prior to the date the Redemption Notice with respect to such requesting series is sent; provided that in the event that the Series A Preferred have requested redemption pursuant to this Section 5 at a time when shares of Series B Preferred are outstanding, the notice to the holders of the Series B Preferred pursuant to this Section 5(f) shall be provided at least thirty (30) days prior to the applicable Redemption Date for the Series A Preferred.

6. Notices. Unless otherwise provided, any notice required or permitted by the provisions of this Article Fourth to be given to the holders of Preferred Stock or Common Stock shall be deemed given: (i) upon personal delivery to the party to be notified, (ii) when sent by electronic mail or confirmed facsimile if sent during normal business hours of the recipient, or if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) the business day immediately following deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt; provided that if a notice or communication is sent by electronic mail pursuant to clause (ii), a copy of any such notice or communications must also be sent no later than the next business day via another delivery method allowed by this Section 6 (e.g., by personal delivery or by certified mail). All notices to a holder of Preferred Stock or Common Stock shall be addressed to such holder of record at such holder’s address appearing on the books of the Company.

FIFTH

Subject to any additional approvals required by this Amended and Restated Certificate of Incorporation or the Company’s bylaws as then in effect, the Board shall have the power to adopt, amend and repeal the bylaws of the Company (except insofar as the bylaws of the Company as adopted by action of the stockholders of the Company shall otherwise provide). Any bylaws made by the directors under the powers conferred hereby may be amended or repealed by the directors or by the stockholders, and the powers conferred in this Article Fifth shall not abrogate the right of the stockholders to adopt, amend and repeal bylaws.

SIXTH

Election of directors need not be by written ballot unless the bylaws of the Company shall so provide.

SEVENTH

Subject to any additional approvals required by this Amended and Restated Certificate of Incorporation or the Company’s bylaws as then in effect, the Company reserves the right to amend the provisions in this Amended and Restated Certificate of Incorporation and in any certificate amendatory hereof in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder or thereunder are granted subject to such reservation.

EIGHTH

A. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article Eighth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

B. The Company shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Company or any predecessor of the Company or serves or served at any other enterprise as a director or officer at the request of the Company or any predecessor to the Company to the same extent as permitted under paragraph A above.

C. Neither any amendment nor repeal of this Article Eighth, nor the adoption of any provision of the Company’s Certificate of Incorporation inconsistent with this Article Eighth, shall eliminate or reduce the effect of this Article Eighth in respect of any matter occurring or any action or proceeding accruing or arising or that, but for this Article Eighth, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

D. The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

NINTH

The Company renounces, to the fullest extent permitted by law, any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Company who is not an employee of the Company or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Company or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Company.

A-20